SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2014

Galaxy Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30653	20-8143439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6980 O’Bannon Drive, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 939-3254

_____________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Galaxy Gaming, Inc. (“Galaxy” or the “Company”) announced today that Norm DesRosiers was appointed to serve as a member of the Board of Directors (the “Board”), effective March 1, 2013. Mr. DesRosiers, age 64, has extensive experience in the gaming industry, with more than twenty (20) years of Native American gaming regulatory experience on national and local levels. His experience also includes seventeen (17) years experience in senior level positions for Tribal Gaming Regulatory Agencies and nine (9) years of law enforcement experience. Mr. DesRosiers was awarded “Gaming Regulatory of the Year” award by the International Masters of Gaming Law.

A veteran of the U.S. Army, Mr. DesRosiers earned a Bachelor’s Degree in Law and Justice from Central Washington State university in 1975. For the period of 1970 to 1979, Mr. DesRosiers became a Law Enforcement Sergeant with the Lynnwood, WA Police Department. For the period of 1980 to 1992, Mr. DesRosiers held several positions with Boeing Commercial Aircraft Company. During that period, he also spent several years operating his own private investigation firm. In 1993, Mr. DesRosiers joined the Fort McDowell Gaming Commission in Arizona, enforcing gaming regulatory compliance. In 1994, he joined the San Carlos Apache Tribal Gaming Commission in Arizona as Executive Director, during which time his organization was recognized as a model regulatory agency. In 1998, Mr. DesRosiers became a Commissioner with Viejas Gaming Commission in California, where he wrote ordinances and gaming commission regulations. In 2007, he was appointed by the U.S. Secretary of the Interior to serve as one of a three member commission for the National Indian Gaming Commission (NIGC) located in Washington D.C.. Most recently in 2010, Mr. DesRosiers joined the San Manuel Tribal Gaming Commission in California as Executive Director, only to be appointed as Commissioner 7 months later.

His credentials include serving on the Federal Advisory Committee to the National Indian Gaming Commission for the Development of Environmental, Health and Safety Regulations for Tribal Gaming facilities (2001). He also has written the first technical standards for gaming devices to be adopted in the State of California and has published numerous articles on tribal gaming regulatory subjects.

In connection with his appointment to the Board, Mr. DesRosiers was granted a restricted stock unit award, effective March 1, 2013, covering 100,000 shares of the Company’s common stock. The restricted stock unit award will vest immediately. The Company will also provide additional compensation to Mr. DesRosiers, subject to continued service on the Board. The Company will provide annual cash compensation of thirty thousand dollars ($30,000) to be paid in quarterly installments on the last day of each quarter. Mr. DesRosiers will also receive meeting fees for attending all official Board meetings in excess of four (4) in-person meetings and eight (8) telephonic meetings per year of $1,000 per in-person and $250 for telephonic meetings. Furthermore, Mr. DesRosiers will receive options to purchase 25,000 shares of common stock, granted quarterly and vested immediately, with a strike price equal to the closing price on last day of previous quarter. Exercise life of options shall be five (5) years from date of grant or ninety (90) days from date of separation, whichever is less.

Additionally, on February 3, 2014, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Board of Directors Service Agreement the Company has executed with Mr. DesRosiers is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated February 3, 2014

Exhibit 99.2 Board of Directors Service Agreement executed January 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Gaming, Inc.

/s/ Gary A. Vecchiarelli
Gary A. Vecchiarelli
Chief Financial Officer

Date: February 3, 2014